Exhibit 3.1(b)

CERTIFICATE OF ELIMINATION

OF

ON SEMICONDUCTOR CORPORATION

On Semiconductor Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (“Company”), does hereby certify:

FIRST: That in a unanimous written consent of the Board of Directors of the Company (“Board of Directors” or “Board”), resolutions were duly adopted by the Board of Directors setting forth the proposed elimination and retirement of the Series A Cumulative Convertible Preferred Stock as set forth herein:

NOW THEREFORE BE IT RESOLVED, that pursuant to the Delaware General Corporation Law Section 151(g), the Board of Directors hereby authorizes the filing of a Certificate of Elimination for the Certificate of Designations with the Secretary of State of the State of Delaware providing that (i) no series or class of preferred stock will be issued under the Certificate of Designations, and (ii) upon the filing of the Certificate of Elimination for the Certificate of Designations such shares of converted Preferred Stock shall become authorized but unissued and may be reissued as part of another series of preferred stock of the Company subject to the conditions or restrictions on issuance set forth by the Board pursuant to the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

SECOND: That the Certificate of Designations with respect to the above Series A Cumulative Convertible Preferred Stock was filed in the office of the Secretary of State of Delaware on September 6, 2001 and amended by the filing of a Certificate of Amendment to the Certificate of Designations in the office of the Secretary of State of Delaware on June 15, 2004. None of the authorized shares of the Series A Cumulative Convertible Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Cumulative Convertible Preferred Stock.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its duly authorized officer, this 17 day of February, 2006.

ON SEMICONDUCTOR CORPORATION

By:	/s/ JUDITH A. BOYLE
Name:	Judith A. Boyle
Title:	Assistant Secretary